UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Jive Software, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	42-1515522
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
325 Lytton Avenue, Suite 200
Palo Alto, California 94301
(Address of principal executive offices, including zip code)

2011 Equity Incentive Plan
(Full title of the plan)

Elisa Steele
Chief Executive Officer and Director
Jive Software, Inc.
325 Lytton Avenue, Suite 200
Palo Alto, California 94301
(650) 319-1920
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Jeffrey D. Saper, Esq. Robert G. Day, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Lisa Jurinka, Esq. General Counsel Jive Software, Inc. 325 Lytton Avenue, Suite 200 Palo Alto, California 94301 (650) 319-1920

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share:
- 2011 Equity Incentive Plan	3,072,200	(3)	$4.21	$12,933,962.00	$1,499.05
TOTAL:	3,072,200			$12,933,962.00	$1,499.05

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2011 Equity Incentive Plan (the “2011 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee on the basis of $4.21, the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on February 21, 2017.

(3)
Represents shares of Common Stock automatically reserved on January 1, 2017 for issuance upon the exercise or settlement of awards that may be granted under the 2011 Plan, which increase is provided for in the 2011 Plan. Shares issuable upon exercise or settlement of awards granted under the 2011 Plan were previously registered on registration statement on Form S-8 filed with the Securities and Exchange Commission on December 20, 2011 (Registration No. 333-178636), June 16, 2015 (Registration No. 333-204990) and March 1, 2016 (Registration No. 333-209837).

EXPLANATORY NOTE
Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 (the “Registration Statement”) registers shares of common stock of Jive Software, Inc. (the “Registrant”) under the Registrant’s 2011 Equity Incentive Plan (the “2011 Plan”). The number of shares of the Registrant’s common stock available for grant and issuance under the 2011 Plan is subject to an annual increase on the first day of each fiscal year starting on January 1, 2013, by an amount equal to the lesser of (i) 5,000,000 shares, (ii) 3.9% of the number of shares of the Registrant’s common stock issued and outstanding on the last day of such fiscal year immediately prior to the date of increase, or (iii) such amount as the Registrant’s board of directors, in its discretion, determines (the “2011 Plan Evergreen Provision”). On December 20, 2011, June 16, 2015 and March 1, 2016, we filed with the Securities and Exchange Commission Registration Statements on Form S-8, Registration Nos. 333-178636, 333-204990 and 333-209837, respectively (the Prior Registration Statements), relating to shares of our common stock reserved for issuance under the 2011 Plan. We are filing this Registration Statement on Form S-8 to register an additional 3,072,200 shares of our common stock under the 2011 Plan as a result of the evergreen increase for 2017 as determined by our Board of Directors.
In accordance with Instruction E of Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference in this Registration Statement on Form S-8.
PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(1)
The Registrant’s Annual Report on Form 10-K (File No. 001-35367) for the fiscal year ended December 31, 2016, filed with the Commission on February 28, 2017, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(2)
The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35367) filed with the Commission on December 7, 2011, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.
As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation, as currently in effect, provides that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware General Corporation Law, as so amended.
In addition, as permitted by Section 145 of the General Corporation Law of the State of Delaware, the Amended and Restated Bylaws of the Registrant, as currently in effect, provide that:

•
The Registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•
The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•
The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•
The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.
In addition, the Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that require the Registrant to indemnify its directors and officers, to the maximum extent permitted by applicable law, and also provide for certain procedural protections.
The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See Exhibit Index immediately following the Signature Pages.
Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 28th day of February, 2017.

JIVE SOFTWARE, INC.

By:	/s/ Elisa Steele
Elisa Steele
Chief Executive Officer and Director
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elisa Steele and Bryan LeBlanc, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Jive Software, Inc., and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Elisa Steele	Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2017
Elisa Steele

/s/ Bryan LeBlanc	Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2017
Bryan LeBlanc

/s/ Anthony Zingale	Chairman	February 28, 2017
Anthony Zingale

/s/ Margaret A. Breya	Director	February 28, 2017
Margaret A. Breya

/s/ Stephen R. Darcy	Director	February 28, 2017
Stephen R. Darcy

/s/ Philip J. Koen	Director	February 28, 2017
Philip J. Koen

/s/ Thomas J. Reilly	Director	February 28, 2017
Thomas J. Reilly

/s/ Charles J. Robel	Director	February 28, 2017
Charles J. Robel

/s/ Gabrielle Toledano	Director	February 28, 2017
Gabrielle Toledano

/s/ Balaji Yelamanchili	Director	February 28, 2017
Balaji Yelamanchili

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1*	Amended and Restated Certificate of Incorporation.	S-1/A	333-176483	3.2	November 30, 2011

4.2*	Amended and Restated Bylaws.	S-1/A	333-176483	3.4	November 30, 2011

4.3*	Form of Common Stock Certificate.	S-1/A	333-176483	4.1	November 30, 2011

4.4*	2011 Equity Incentive Plan and Form of Stock Option Agreement under 2011 Equity Incentive Plan.	S-8	333-178636	4.6	December 20, 2011

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

*
Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-176483), as declared effective on December 12, 2011, the Registrant’s Registration Statement on Form S-8 (Registration No. 333-178636), as filed on December 20, 2011, the Registrant’s Registration Statement on Form S-8 (Registration No. 333-204990), as filed on June 16, 2015 and the Registrant's Registration Statement on Form S-8 (Registration No. 333-209837), as filed on March 1, 2016.

Exhibit 5.1

February 28, 2017

Jive Software, Inc.
325 Lytton Avenue, Suite 200
Palo Alto, California 94301

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Jive Software, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,072,200 additional shares of common stock reserved for issuance pursuant to the Jive Software, Inc. 2011 Equity Incentive Plan (“2011 Plan”).
As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the 2011 Plan and pursuant to the agreements related thereto.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the 2011 Plan and pursuant to the agreements that accompany the 2011 Plan, will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jive Software, Inc.:

We consent to the use of our reports dated February 28, 2017 with respect to the consolidated balance sheets of Jive Software, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated herein by reference.
/s/ KPMG LLP

Portland, Oregon
February 28, 2017